Exhibit 2.11








                   REAL ESTATE PURCHASE AGREEMENT

                         by and between

              SMITH PROPERTY HOLDINGS ORLEANS L.L.C.,
                              OWNER

                                and

                 HOME PROPERTIES OF NEW YORK, L.P.,
                   a New York limited partnership,
                              BUYER



                         August 9, 2000





                       ORLEANS APARTMENTS,
                      FAIRFAX COUNTY, VIRGINIA

THIS REAL ESTATE PURCHASE AGREEMENT (this "AGREEMENT"), dated as of August 9, 2000 (the "EXECUTION DATE"), by HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership ("BUYER") and SMITH PROPERTY HOLDINGS ORLEANS, L.L.C. ("OWNER").

WHEREAS, Buyer and Owner desire to enter into an agreement providing for the sale by Owner to Buyer of certain property described below on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Buyer and Owner agree as follows:

1.   ACQUISITION OF PROPERTY BY BUYER.

Subject to the terms and conditions in this Agreement, Owner will sell and Buyer will buy the Property defined below.

1.1  REAL PROPERTY

The apartment project known as "Orleans Apartments", located in Fairfax County, Virginia (the "IMPROVEMENTS"), on land (the "LAND") more particularly described on EXHIBIT A, including all right, title and interest of Owner in and to all the tenements, hereditaments, improvements, appurtenances, rights, easements and rights of way incident thereto. The Land and Improvements are together referred to as the "REAL PROPERTY".

1.2  PERSONAL PROPERTY.

All furniture, fixtures, furnishings, machinery, equipment and other tangible personal property that is owned by Owner, located on the Real Property, and used primarily in connection with the ownership, operation and/or maintenance of the Real Property, excluding property owned by the management company, venders and tenants, but including the tangible personal property listed in the inventory to be delivered to Buyer pursuant to the terms of this Agreement (together, the "PERSONAL PROPERTY"), and subject to the provisions of this Agreement including provisions regarding closing prorations, the following intangible property (the "INTANGIBLE PROPERTY"): (i) all Tenant Leases, and all Service Contracts and Equipment Leases to be assumed by Buyer in accordance with this Agreement to be entered into prior to the Closing Date, (ii) all security deposits with respect to all tenants having leases or possession at Closing, and any interest accrued thereon to the extent the interest is required by law or by the terms of the Tenant Leases to paid to the tenants, (iii) all transferable permits, licenses, authorizations and approvals related to the operation of the Property (the "PERMITS"), (iv) all right, title and interest of Owner in all books and operating records (including copies of all electronically-stored data but excluding (A) software, (B) any documents regarding the physical or environmental condition of the Property by the Owner or any affiliate of Owner, and (C) Owner partnership records), trade names (including Owner's rights, if any, to any the trade name used by the Owner exclusively in connection with the Property) and development rights related to the Real Property or any part thereof, and (v) all transferable warranties and guaranties of any portion of the Improvements and Personal Property (the "WARRANTIES"). The Real Property, the Personal Property and the Intangible Property are collectively referred to below as the "PROPERTY."

2.   CONSIDERATION.

2.1  PURCHASE PRICE.

In exchange for the conveyance of the Property to Buyer, Buyer shall pay Owner the sum of $67,000,000 (the "PURCHASE PRICE") in immediately available funds on the Closing Date.

2.2  DEPOSIT.

On the Execution Date, Buyer shall deposit $1,000,000 (this deposit, any additional deposit and any interest on the deposit(s) are referred to as the "DEPOSIT") with Walker Title & Escrow Company, Inc. ("ESCROW AGENT"), as escrow agent, to be held in an interest bearing account, in accordance with this Agreement and any additional customary escrow agreement reasonably requested by the Escrow Agent from Buyer and Owner, which Deposit shall be increased by an additional $2,000,000, for a total aggregate principal Deposit of $3,000,000 no later than the date of expiration of the Study Period (as defined herein). The Deposit shall be in the form of cash or an irrevocable "clean sight" letter of credit expiring after January 31, 2001, from a financial institution and in form and substance reasonably satisfactory to the Owner, but the Escrow Agent is hereby irrevocably authorized to convert any letter of credit to cash in the event that such letter of credit is ever within 14 days of expiration without the Buyer modifying such letter of credit or replacing such letter of credit with an expiration date of not less than 30 days from the date of delivery of such modification or letter of credit.

3.   GENERAL REPRESENTATIONS BY OWNER.

3.1  NO IMPLIED REPRESENTATIONS.

Except for the representations, warranties, and covenants of Owner specifically set forth in (i) this Agreement or (ii) in any closing document executed by Owner pursuant to this Agreement and delivered to Buyer at Closing (the "EXPRESS WARRANTIES"), the sale of the Property is and will be made on an "as is" basis, without representations and warranties of any kind. Without limiting the generality of this disclaimer, apart from the Express Warranties, Owner makes no representation or warranty, implied or otherwise, including, but not limited to, any representation or warranty concerning title to the Property, the physical condition of the Property (including, but not limited to, the condition of the soil or the Improvements), the environmental condition of the Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Property), the compliance of the Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property or any other implied representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Buyer acknowledges that, during the Study Period, Buyer will examine, review and inspect all matters which in Buyer's judgment bear upon the Property and its value and suitability for Buyer's purposes. Buyer acknowledges that Buyer, through its principals, is a sophisticated buyer, experienced in purchasing properties similar to the Property and, except as to matters addressed by Express Warranties, Buyer will acquire the Property solely on the basis of its own physical, financial and other examinations, reviews and inspections and the title insurance protection afforded by the Title Policy as hereinafter defined. Subject to the foregoing, to induce Buyer to enter into this Agreement and to consummate the transactions contemplated herein Owner makes the following Express Warranties.

3.2  STATUS AND AUTHORITY.

Owner is an entity duly organized and validly existing under the laws of the state of its purported formation, and has the full power and authority to enter into and carry out the terms of this Agreement. Subject to approval by the Board of Directors or executive committee thereof, as applicable, of the corporate member of the Owner, the execution, delivery and performance by Owner of this Agreement and the performance hereof by Owner have been duly and validly authorized and approved by all requisite actions of Owner. Owner shall (a) not be obligated to seek such Board or executive committee approval until expiration of the Study Period (as defined herein below) and (b) have the right to terminate this Agreement if such Board or executive committee approval is not obtained by September 14, 2000, by giving written notice to Buyer on the next business day, in which case the Deposit shall be returned to Buyer.

3.3  BINDING OBLIGATION.

This Agreement constitutes, and all other agreements, documents and instruments to be executed by Owner pursuant hereto, when duly executed and delivered by Owner, will each constitute, valid and binding obligations of Owner.

3.4  NO CONFLICTS.

Neither the execution, delivery or performance by Owner of this Agreement, the fulfillment of and compliance with the respective terms and provisions hereof by Owner, nor the consummation of the transactions contemplated hereby by Owner, will: (i) conflict with, or result in a breach of, any of the terms, conditions or provisions of, or constitute a default under, or give rise to any right of termination, acceleration, or cancellation under, any agreement or other instrument or other obligation to which Owner is a party or is subject, or to which the Property or any part thereof are subject; (ii) to Owner's knowledge, constitute a violation of any code, resolution, law, statute, regulation, ordinance, rule, judgment, decree, determination, writ or order ("LEGAL REQUIREMENT") applicable to Owner or the Property; (iii) require the consent of any court, any third party or entity; or (iv) violate the terms of Owner's organizational documents.


3.5  TITLE TO REAL PROPERTY.

(a) "ENCUMBRANCES" means any liens, mortgages, deeds of trust, security interests, encroachments, reservations, judgments, rights of way, easements, covenants, leases, subleases, or other encumbrances against the Real Property.

(b) Owner has no knowledge of any Encumbrances other than those Encumbrances as may be disclosed by the Title Commitment or that are matters of public record.

3.6  TITLE TO PERSONAL PROPERTY.

Owner is the owner of the Personal Property that is listed in an inventory which Owner will deliver prior to the expiration of the Study Period to Buyer, free and clear of all liens or encumbrances other than the Permitted Encumbrances. The inventory shall also list any and all equipment leases pursuant to which Owner holds any Personal Property (collectively, the "EQUIPMENT LEASES"), including, without limitation, any laundry lease. Accurate copies of all Equipment Leases shall be delivered to Buyer prior to the expiration of the Study Period. Buyer will accept an assignment and assume all Equipment Leases on such list, and indemnify Owner for all claims under the Equipment Leases accruing after closing.

3.7  SERVICE CONTRACTS.

Owner has delivered to Buyer an accurate list and copy of each service contract or similar agreement that Owner desires Buyer to assume affecting the operation of the Property (the "SERVICE CONTRACTS"), including, without limitation, any laundry lease. Buyer will accept an assignment and assume all Service Contracts on such list, and indemnify Owner for all claims under the Service Contracts accruing after closing.

3.8  SURVEYS.

Buyer acknowledges that Owner has deliver to Buyer a copy of the most recent owners or lenders title insurance policy, and the most recent survey of the Real Property, in the possession of Owner.


3.9   LEGAL COMPLIANCE.

To Owner's knowledge, Owner has received no written notice from a local or federal authority having jurisdiction over the Property of a material legal violation at the Property within the last year that has not been cured.

3.10 NO MECHANICS' LIENS.

At or prior to the Closing, Owner shall pay in full, or otherwise make appropriate provision for payment for all work done at, and materials supplied to, the Property by or on behalf of Owner, including without limitation any work in progress on the date hereof, and any labor performed or material furnished through Closing by or on behalf of Owner, or Owner shall otherwise cause the Title Company to issue the Title Policy without exception for, or insuring over,*filed and unfiled mechanics or materialman liens.

3.11 No Condemnation Proceedings.

There are no condemnation or eminent domain proceedings currently pending against the Real Property or any part threreof.

3.12 Tenant Leases.

Owner shall deliver a rent roll (the Rent Roll") for the Property to Buyer in Owner's customary form, containing a listing, which Owner warrants will be materially accurate, to Owner's knowledge, in all material respects as of the date shown on the Rent Roll, of all leases, tenancies, licenses and other rights of occupancy or use for any portion of the Property in effect on the date of this Agreement, including the lease of the laundry spaces to a laundry service company (collectively, the "Tenant Leases"). Owner shall either deliver to Buyer or otherwise make available for Buyer's review at the Property the Owner's lease files. Owner has no knowledge of any leasing or other commissions or fees due or to become due in connection with the operation of the Real Property other than leasing commissions or fees that will be paid in full by Owner on or before the Closing Date. Buyer will accept an assignment and assume all Tenant Leases on such list, and indemnify Owner for all claims under the Tenant Leases accruing after closing.

3.13 Insurance.

Until Closing, Owner will maintain its existing insurance with respect to the Property.

3.14 Litigation.

Except as may be disclosed on a list to be delivered by Buyer prior to the expiration of the Study Period, there are no material actions, suits, claims, arbitrations, proceedings, orders, judgments or investigations pending or, to Owner's knowledge, threatened against Owner that question the validity of this Agreement at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

3.15 Taxes.

Buyer acknowledges that Owner has delivered to Buyer copies of the most recent real estate tax bills for the Property.

3.16 Hazardous Materials.

(a) For the purposes of this Agreement, "Hazardous Materials" means any of the following on, under, from or affecting the Property or any soil, water, vegetation, buildings, personal property, persons or animals located thereon or any neighboring areas (other than any such items introduced to the Property following the Closing Date): asbestos-containing materials, polychlorinated biphenyls (PCBs), flammable materials, explosives, radioactive materials, petroleum products, and any materials, wastes, substances, or chemicals that are deemed hazardous, toxic, a pollutant or a contaminant under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act as amended (49 U.S.C.
Section 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.), in the regulations adopted or publications promulgated pursuant thereto, or in any other applicable federal, state or local laws, ordinances, rules or regulations in effect on the Closing Date relating to protection of public health, safety or the environment; provided, however, that the term "Hazardous Materials" shall not include (i) fuel or heating oil, (ii) motor oil and gasoline contained in vehicles not used primarily for the transport of motor oil or gasoline, or (iii) cleaning and painting supplies and other materials that are or have been used in the ordinary course of operating and maintaining the Property. Buyer hereby expressly waives any claim or right of recovery or contribution under the Agreement or under any environmental law including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act as amended (49 U.S.C.
Section 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.) (the "Environmental Laws"), arising out of the presence of Hazardous Materials at, on, under, or in the Property.

 (b) Owner has not received written notice in the year prior to the date hereof from any governmental agency of a material violation of an Environmental Law at the Property, unless disclosed in an environmental report delivered to the Buyer prior to the expiration of the Study Period. The Buyer acknowledges that the Property contains lead paint, asbestos and two underground storage tanks, at least one of which has leaked in the past.

3.17 Knowledge.

The term "knowledge" as to Owner shall mean the actual knowledge, at time that the applicable representation or warranty is made, of Ernest Gerardi, Jr., the President of the corporate general partner of Owner's parent partnership, Gregory Weingast, Vice President thereof, and Louis Kovalsky, a Vice President thereof responsible for a group of properties that includes the Property, without inquiry or investigation except inquiry of the on-site manager of the Property, and does not include constructive or imputed knowledge.

3.18 Survival.

Owner's representations and warranties in this Section 3 shall not be merged into the Deed or otherwise impaired by the Closing, and shall survive Closing for a period of 30 days, at which time any claim or cause of action of which Owner has not been given written notice by Buyer citing this Section shall terminate. To the extent the Buyer has knowledge prior to Closing of an inaccuracy in a representation or warranty by Owner, then Buyer shall, by Closing, be deemed to have waived such inaccuracy.


4.   Representations, Warranties and Covenants of Buyer.

To induce Owner to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations, warranties and covenants:

4.1  Status and Authority.

Buyer is an entity duly organized, validly existing and in good standing under the laws of the state of its purported formation and is duly qualified and authorized to transact the business that it presently conducts. Buyer has the full power and authority to carry on its business as it is now being conducted to enter into and carry out the terms of this Agreement. The execution, delivery and performance by Buyer of this Agreement, the fulfillment of and the compliance with the respective terms and provisions hereof by Buyer, and the due consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized and approved by all requisite corporate actions of Buyer.

4.2  Binding Obligation.

This Agreement constitutes, and all other agreements, documents and instruments to be executed by Buyer pursuant hereto, when duly executed and delivered by Buyer, will each constitute, valid and binding obligations of Buyer.

4.3  No Conflicts.

Neither the execution, delivery or performance by Buyer of this Agreement or any other agreement contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof or thereof by Buyer, nor the consummation of the transactions contemplated hereby or thereby by Buyer, will: (i) conflict with, or result in a breach of, any of the terms, conditions or provisions of, or constitute a default under, or give rise to any right of termination, acceleration, or cancellation under, any material agreement or other material instrument or other material obligation to which Buyer is a party or is subject; (ii) to the knowledge of Buyer, constitute a violation of any code, law, statute, regulation, ordinance, rule, judgment, decree, writ or order applicable to Buyer; or
(iii) require the consent of any court, any governmental authority or any third person or entity; or (iv) violate the terms of Buyer's organizational documents.

Disclosure.

Owner previously delivered to Buyer (or to the extent not previously delivered, Owner will deliver within three (3) business days of the date hereof) a copy of (a) Owner's title policy and the survey prepared for Owner when it acquired the Property, and (b) any environmental appraisals or engineering reports, if any, that were to Owner's knowledge prepared for Owner by parties unrelated to Owner and its management company ("Third-Party Reports"), provided (i) that such delivery will not be made if barred by confidentiality agreement or similar restriction, (ii) that Owner makes no representation or warranty as to the accuracy or completeness of any Third Party Report, and (iii) that Buyer will use any Third Party Reports delivered to it for its information and convenience but will not have any right or claim against the preparer. Buyer may also at any time on or after the Execution Date inspect and make copies of Owner's files located at the Property related to operation and maintenance of the Property (but not off the Property, and Owner has no responsibility to determine whether the files at the Property are sufficient) as well as any information required to be delivered at Closing. Buyer represents and warrants that, except with respect to Express Warranties, it is not relying on Owner (or any party preparing any Third-Party Reports or environmental reports for Owner and not for Buyer) or any information furnished by Owner with respect to environmental matters, structural or mechanical matters, or what improvements and/or repairs may be necessary at the Property. Notwithstanding any other provision of this Agreement, Buyer agrees that, except as may be expressly required in this Agreement, for example furnishing copies of Third Party Reports, Owner will not supply to Buyer any information, recommendation or advice with respect to the physical condition of the Property and/or any repairs or improvements thereto, and Buyer will not rely on any such information, recommendation or advice if any is or was provided. In particular, Buyer acknowledges that Owner will not provide any engineering or environmental reports or data prepared by Owner or any of its affiliates, predecessors, or related entities.

4.5  Survival.

Buyer's representations and warranties in this Section 4 shall not be impaired by the Closing but shall survive for a period of 30 days, at which time any claim or cause of action of which Buyer has not been given written notice by Owner citing this Section shall terminate. To the extent the Owner has knowledge prior to Closing of an inaccuracy in a representation or warranty by Buyer, then Owner shall, by Closing, be deemed to have waived such inaccuracy.

5.   Obligations Pending Closing.

Between the date hereof and the Closing, Owner covenants and agrees to perform each of the obligations and comply with each of the requirements described below.

Title Insurance

Following the Execution Date and during the Study Period, Buyer shall obtain from Walker Title & Escrow Company, Inc. (the "Title Company") a commitment (the "Title Commitment") showing all matters affecting title to the Real Property, together with copies of the instruments referred to therein, and binding the Title Company to issue at Closing an owners'
policy of title insurance for the Real Property (the "Title Policy").
Owner hereby agrees to furnish the Title Company with such affidavits as may be reasonably required by the Title Company (and reasonably acceptable to Owner) in order to issue the Title Policy at the Closing with protection against (or without exception for) both filed and unfiled mechanics' and materialmen's liens, violations by Owner of Permitted Encumbrances, and rights of parties in possession other than under Tenant Leases. Such requirements by the Title Company shall not expand Owner's obligation to deliver title to the Property in the condition required by this Agreement. Following the Execution Date and during the Study Period, Buyer shall have the right to obtain a current, as-built survey of the Real Property (the
"Survey").   At least seven business days prior to the end of the Study
Period, Buyer shall notify Owner in writing specifying any objections that
Buyer may have to any matter that would be a Permitted Encumbrance.   Owner
shall notify Buyer in writing at least three business day prior to the end of the Study Period whether Owner is willing in its sole discretion to remove any such matter to which Buyer objected. If Owner agrees in writing to remove the matter to which Buyer objected, it shall not be a Permitted Encumbrance. If Owner does not so agree, and Buyer does not terminate this Agreement during the Study Period, the matter shall be a Permitted Encumbrance. All Encumbrances that are shown on the Title Commitment, all Tenant Leases, all matters recorded in the land records on the Effective Date, and all matters that would be disclosed by an accurate survey of the Property, are collectively referred to as the "Permitted Encumbrances"; provided that the Permitted Encumbrances shall not include (i) any matter to which Buyer objected in writing and which Owner agrees as described above in writing during the Study Period to remove, (ii) any mortgage, deed of trust, mechanic's or materialman's *lien, or other lien created by Owner, or (iii) any matter that Owner *creates after the Effective Date in violation of this Agreement.

5.2   Certificates of Governmental Authorities.

Owner shall cooperate with Buyer in the transfer or issuance of any and all Permits necessary to permit the lawful, uninterrupted operation of the Property by Buyer following the Closing. Buyer shall pay any applicable municipal, county, or state fee or cost for such transfer or issuance.

5.3  Maintenance and Operation of Property.

Owner shall cause the Property to be maintained in its present order and condition, normal wear and tear excepted, subject to destruction by casualty or other events beyond the control of Owner (with respect to condemnation and casualty, Owner's obligations are governed by Sections 7.8 and 7.9) and provided that Owner shall not, in order to keep the Property in its present order and condition, be obligated incur any extraordinary capital items. To the extent an extraordinary capital item is required, Owner shall proceed with the item if Buyer agrees to pay at Closing the share of the excess allocable to periods post-Closing, based on the number of months in the useful life of the item as determined by Owner and approved by Buyer in its reasonable discretion. If Buyer does not agree to pay such share where Owner reasonably deems that Owner must proceed with the item (for example, if the item is necessary for continued operation of the Property), then Owner may terminate this Agreement and Buyer shall receive the Deposit. Owner shall cause the continuation of the normal operation of the Property, including, without limitation, the purchase and replacement of supplies and equipment, leasing and marketing to residential tenants in the ordinary course of business, the maintenance of its beneficial relations with suppliers and others having business dealings with Owner, and the continuation of Owner's past practice with respect to maintenance and repairs, so that, except for normal wear and tear that remains uncorrected in the ordinary course of business, the Property shall be in substantially the same condition on the Closing Date as on the Execution Date. Owner shall not knowingly commit any default under any Tenant Lease, Service Contract, Equipment Lease, Permit or other agreement that Buyer will assume and Owner shall pursue, to the extent of good business practices, remedies available to Owner on account of any default thereunder by any other party.

5.4  Modification to Warranties, Equipment Leases and Service Contracts.

Owner shall not materially modify or terminate (except for default by vendor) any of the Warranties, Equipment Leases or Service Contracts that would bind Buyer after closing, without the prior written consent of Buyer in each instance (which consent shall not be unreasonably withheld, conditioned or delayed). Unless, within ten (10) days after receipt by Buyer of written notice, mentioning this Section, of such a proposed modification or termination (such notice to include a copy of all proposed documentation relating thereto), Buyer shall notify Owner in writing of a reasonable objection thereto, Buyer shall be deemed to have consented thereto. Buyer shall assume all Service Contracts on the list delivered to Buyer as provided in Section 3.7.

5.5  Leasing.

Without the prior written consent of Buyer in each instance: (i) except for renewals permitted below, none of the Tenant Leases will be modified or amended, or terminated except in the ordinary course of business or in the event of a material breach by the tenant thereunder; (ii) none of the Tenant Leases will be renewed or extended for a term other than as a hold-over tenant at will or for one (1) year or less, and then only for rent and other charges not less than the rate charged by Owner for similar units, except for legal limits and concessions that Owner deems necessary in light of market conditions; and (iii) no new lease of any portion of the Property will be made for more than one (1) year and then only for rent and other charges not less than those payable under leases for a comparable apartment as shown on the Rent Roll (subject to legal limitations and subject to the foregoing exception for concessions).

5.6  Encumbrances.

Owner shall not grant or permit any new liens, mortgages, deeds of trust, security interests, encroachments, rights of way, reservations, easements, or covenants on or about the Property, or amend any of the same as now exist, without prior written consent of Buyer, except utility and other development easements regarding the adjacent Ryland Homes development, upon the Buyer's consent thereto, which consent shall not be unreasonably withheld, conditioned nor delayed.

5.7  Other Agreements.

Without the prior written consent of Buyer in each instance, or as may be expressly authorized under other sections of this Agreement, or as may be required by law or by the instrument itself if Buyer has agreed the instrument may survive Closing, Owner shall not enter into, modify, renew or terminate any material agreement or other instrument relating to the Property or the operations thereof that will survive Closing.

5.8  Deliveries.

To the extent Section 3 above requires the delivery of lists or documents to Buyer, or requires information or documentation to be made available to Buyer, all such lists or documents shall be delivered, and all such information shall be made available, prior to the expiration of the Study Period.

6.   Conditions Precedent to Closing.

Notwithstanding any other provision of this Agreement, Buyer's obligations are conditioned upon the satisfaction of the conditions set forth in Sections 6.1(a), 6.2 and 6.3 and the obligations of Owner are conditioned upon the satisfaction of Sections 6.1(b) and 6.2.

6.1  Accuracy of Representations and Warranties.

(a) All of the representations and warranties made by Owner in this Agreement (including the attached Exhibits) or in any related document delivered by Owner pursuant to this Agreement shall be true, accurate and complete in every material respect as of the Closing Date.

(b) All representations and warranties made by Buyer in this Agreement shall be true, accurate and complete in every material respect as of the Closing Date. Buyer shall have made the Deposit when required by this Agreement.

6.2  Performance by the Other Party

All actions required to have been taken by the other party shall have been completed and the other party shall have complied with each of the material requirements imposed upon it by this Agreement.

6.3  Clear Title.

Owner shall be prepared to deliver title to the Property subject only to the Permitted Encumbrances.

6.4  Failure of Condition.

In the event of the failure of any condition precedent set forth above to Buyer's obligations, Buyer, at its sole election, may (a) terminate this Agreement (and receive a return of the Deposit) and (b) waive the condition and proceed to the Closing. If a failure of condition to Owner's obligations constitutes Buyer's breach of this Agreement, Owner may avail itself of its remedies as provided in Section 10.1. Where either party exercises its right provided above to require the other party to remedy a failure of condition, the remedying party shall not be required to incur any material obligation or liability in excess of those imposed by this Agreement.

7.   Closing.

7.1  Date and Time.

The delivery of the Deed and Purchase Price (the "Closing") shall take place on the date ("Closing Date") chosen by Owner upon 5 days notice to Buyer prior to December 31, 2000, time being of the essence as to the Closing Date selected by Owner so as to allow Owner to consummate a 1031 tax free exchange of real estate. The Closing shall take place at the offices of Charles E. Smith Residential Realty L.P., 2345 Crystal Drive, 10th Floor, Arlington, Virginia 22202, or at such other place as may be agreed by Owner and Buyer. The delivery of the Deed and the payment of the Purchase Price may be accomplished through appropriate escrow arrangements among Owner, Buyer and the Title Company, the form of which shall be reasonably acceptable to the parties in order to carry out this Agreement.

7.2  Deliveries by Owner.

Owner shall deliver, or cause to be delivered, to Buyer at the Closing the following documents:

(a) An executed Special Warranty Deed to the Property dated the Closing Date in a form agreed upon during the Study Period (the "Deed").

(b) An executed blanket bill of sale, assignment and assumption dated the Closing Date in a form agreed upon during the Study Period, in mutually agreed form, providing for Owner's transfer to Buyer of the Personal Property and Intangible Property, and the Owner's assignment of, and Buyer's assumption of all Tenant Leases, Service Contracts and Equipment Leases.

(c)  The originals of all the Tenant Leases and all tenant files.

(d) The originals of all Equipment Leases, Service Contracts and Permits, to the extent they are in effect and available to Owner.

(e) All books and records pertaining to the operation of the Property, but not Engineering Reports or internal partnership or financial records of Owner.

(f) An affidavit in form reasonably satisfactory to Owner and the Title Company, stating that all bills have been paid or otherwise provided for with respect to any improvements to the Real Property, together with such other customary affidavits, indemnities and closing documents as may be reasonably required by Buyer's Title Company without expanding Owner's obligation to deliver title in the condition required by this Agreement.

(g) All plans and specifications and mechanical drawings for the Improvements in Owner's possession or control.

(h) The originals or accurate copies of any Service Contracts and (except to the extent provided elsewhere in this Agreement) all books and records pertaining to the operation and management of the Property.

(i) A statement of Owner in mutually agreed form that Owner is not a "foreign person" and containing such information as shall be required by Internal Revenue Code Section 1445 and the regulations issued thereunder.

(j) Possession and occupancy of the Property (together with all keys, including, without limitation, keys for all security systems and offices), in accordance with this Agreement, subject only to the Permitted
Encumbrances.

(k) A Rent Roll, updated and re-certified by Owner as accurate to Owner's knowledge in all material respects through the close of business on the day prior to Closing.

(l) Notices ("Transfer Notices") to tenants, and service providers executed by Owner and informing such tenants, and service providers of the conveyance to Buyer of the Property and containing such other information as Buyer reasonably requests.

(m) Evidence of the due organization of Owner and the due authorization and execution of this Agreement and the documents to be delivered by Owner hereunder, together with such other documents as Buyer or the Title Company may reasonably request as necessary to complete the conveyance of the Property to Buyer (provided such other documents do not impose liabilities or obligations not called for by this Agreement).

(n) The post-closing consulting agreement in the form attached hereto as Exhibit B.

7.3  Deliveries by Buyer.

Buyer shall deliver to Owner at the Closing the following items:

(a) The Purchase Price required under Section 2 above.

(b) Transfer Notices executed by Buyer.

(c) Evidence of the due organization of Buyer and the due authorization and execution of this Agreement and the documents to be delivered by Buyer hereunder, together with such other documents as Owner or the Title Company may reasonably request as necessary to effectuate the transactions contemplated herein (provided such other documents do not impose additional liabilities or obligations not otherwise contemplated herein).

(d) The post-closing consulting agreement in the form attached hereto as Exhibit B.


7.4  Closing Costs.

Each party shall pay its own attorneys and other advisors. Examination of title, title insurance, survey, preparation of conveyance documents for the Real Property and grantee's recording tax shall be the sole cost of Buyer. Owner shall pay the cost to satisfy any deeds of trust, mortgages, judgments, or other monetary liens on the Property that were created by Owner or that Owner agreed in writing during the Study Period to cure prior to Closing and the grantor's recording tax with respect to the Deed.

7.5  Brokers' Commissions.

Each party represents and warrants to the other that it has not involved any brokers in this transaction. Each party will indemnify the other for damages resulting from a breach by the indemnifying party of this representation and warranty. The indemnity contained herein shall survive the Closing or earlier termination of this Agreement.

7.6  Payment of Taxes.

All assessments, taxes and other similar charges (general and special, ordinary and extraordinary) for which a bill has been issued on or before the Closing Date, whether or not the same are then past due or are payable thereafter (in installments or otherwise), shall be paid in full by Owner at the Closing. All ad valorem taxes for the tax year in which the Closing occurs, and all assessments paid in installments, shall be prorated at Closing, and the amount accruing through the day preceding Closing shall be paid by Owner to Buyer at Closing, and Buyer shall assume the entire obligation for such taxes. Such proration of taxes shall be based on the most recent tax bill, and shall be subject to further adjustment upon receipt of the final bill, whereupon either Owner or Buyer, as the case may be, shall pay promptly to the other any final adjustment amounts due.

7.7  Prorations.

(a) Prorations shall be based on Owner bearing all expenses of the Property, and receiving all revenue from the Property, up to and including the day preceding Closing, and Buyer bearing all expenses of the Property, and receiving all revenue from the Property, accruing on and after the Closing Date.

(b) All prorations shall be based on the actual number of days in the period for which the prorated item is paid.

(c) In addition to the tax proration described above, at the Closing, the following other items shall also be prorated as of the Closing Date:
(i) fixed rental payments and all other fixed charges under any Equipment Leases expressly assumed by Buyer; (ii) charges for public utilities serving the Property; (iii) fixed payments under the Service Contracts;
(iv) all charges, if any, under any reciprocal easement and similar agreements affecting the Property; and (v) all other charges and fees customarily prorated and adjusted in similar transactions. Owner shall receive a credit, based on Owner's most recent cost, for any fuel oil at the Property at Closing.

(d) Security deposits (including interest to the extent the tenant has any claim to such interest), without deduction, for each unit in which a tenant is in possession or holds a lease on th Closing Date shall, if separately escrowed, be assigned, or if not escrowed, shall be adjusted in cash at the Closing.

(e) Rent shall be prorated as follows. All rent received through the close of business on the day prior to Closing (the "Cutoff Date") shall be established. The amount of rent received by Owner or its agents through the Cutoff Date for periods after the Cutoff Date, including the prorated balance of the current month, is referred to as the "Prepaid Rent". Buyer shall receive a credit for the Prepaid Rent. Rents accrued for periods through the Cutoff Date, and unpaid under any lease as of the close of business on the Cutoff Date ("Unpaid Rent") shall remain the property of Owner but Buyer shall have the exclusive right to collect the same and shall use reasonable efforts to do so. To the extent that within six months after Closing, Buyer collects Unpaid Rent from any tenant, the amount of such Unpaid Rent (after crediting such collections first against the cost of collection and then against all rents for the applicable lease payable for periods from and after Closing) shall belong to Owner. Buyer shall pay Owner the aggregate amount, if any, of Unpaid Rent to which Owner is entitled as provided above in a single payment to be made within seven months after Closing. With respect to delinquent rents (and any other amounts or other rights of any kind) respecting tenants who are no longer tenants of the Property as of the Closing Date, Owner shall retain all rights relating thereto. After Closing, Owner may not commence litigation against any tenant who is in place at Closing.

 (f) If accurate prorations and other adjustments cannot be made at the Closing because current bills are not obtainable (as, for example, in the case of utility bills), the parties shall prorate on the best available information, subject to adjustment upon receipt of the final bill, whereupon either Owner or Buyer, as the case may be, shall pay promptly to the other any final adjustment amounts due. Owner shall use its best efforts to have all utility meters read on the Closing Date so as to determine accurately its share of current utility bills.

7.8  Condemnation or Casualty.

(a) Owner shall bear all risk of loss to the Property until the delivery of the Deed to Buyer (including delivery through the Escrow Agent). If, prior to the Closing, (i) condemnation proceedings are commenced against all or any material portion of the Property, or (ii) the Property is materially damaged by fire or other casualty (i.e., to the extent that the cost of repairing such damage shall be $3,000,000 or more), Owner shall promptly notify Buyer of the applicable event and the extent of any insurance coverage, and Buyer shall have the right, upon notice in writing to Owner delivered within the earlier of five days (A) after actual notice of such condemnation, fire or other casualty or (B) the Closing Date, to terminate this Agreement, whereupon the Deposit shall be returned immediately to Buyer, and neither party shall have any further liability to the other hereunder. If Buyer does not elect to terminate this Agreement, the Closing shall proceed (and the Purchase Price shall be reduced as hereinafter set forth) but Buyer shall be entitled to an assignment of all of Owner's share of the proceeds of fire or other casualty insurance and rent insurance proceeds (if any) payable with respect to the period after Closing or of the condemnation award, as the case may be, and Owner shall have no obligation to repair or restore the Property; provided, however, that the Purchase Price shall be reduced by the sum of (1) the deductible applied by Owner's insurer with respect to such fire or casualty; (2) the amount by which the proceeds of such insurance will be reduced by reason of the application of any co-insurance clause in Owner's insurance policy; and
(3) any other uninsured portion of the casualty, provided that if such uninsured portion (other than the deductible or coinsurance amount) exceeds $100,000, then unless Buyer agrees to bear such excess uninsured amount, Owner may terminate this Agreement whereupon the Deposit shall be returned to Buyer.

(b) If this Agreement is not terminated in connection with a casualty, (i) Buyer shall be permitted to participate in any negotiations or proceedings related to such events, and Owner shall not compromise, settle or adjust any claims to such proceeds or awards, without Buyer's prior written consent (which shall not be unreasonably withheld or unduly delayed) and
(ii) Owner shall have no responsibility for the restoration and repair of that portion of the Property condemned, destroyed or damaged. Owner shall promptly provide to Buyer written notice of any such condemnation, fire or other casualty, or litigation.

7.9  Insubstantial Events.

If, prior to Closing, condemnation proceedings commence against an immaterial portion of the Real Property, the Closing shall proceed and at Closing Owner shall pay or assign to Buyer, as applicable, the respective condemnation proceeds. If the Property or any part thereof is damaged by fire or other casualty to the extent that the cost of repairing the same shall be less than $3,000,000, Owner need not make repairs (except to the extent necessary to properly operate the Property and to comply with applicable law) and the Closing shall proceed but Owner shall assign to Buyer all insurance proceeds (except to the extent of funds applied by Owner to required repairs prior to Closing) and the Purchase Price shall be reduced in the manner provided in Section 7.8 to reflect any amount not to be paid by Owner's insurance.

Parking Additions.

The Buyer acknowledges that the Owner is in the process of redeveloping the south pool area of the Property to additional surface paved parking area for approximately 55 vehicle parking spaces. In the event such redevelopment has not been completed prior to the Closing, the Owner shall assign to Buyer, and Buyer shall accept and assume all contracts related to such redevelopment, and receive a credit against the Purchase Price in the amount equal to the cost and expense of such redevelopment not then paid by the Owner, with a reciprocal indemnity agreement with respect to any claims, expenses and liabilities under such contracts.

8.   Indemnification.

Mutual Indemnity for Obligations Under Service Contracts.

 (a) Owner shall indemnify and hold Buyer and its partners, and any officer, director, employee or agent of any of them and their respective successors and assigns (individually, each a "Buyer Indemnitee" and collectively, the "Buyer Indemnitees") from all claims and causes of action that accrue prior to the Closing Date under any Service Contract or Equipment Leases.

(b) Buyer hereby indemnifies and agrees to defend and hold harmless Owner and its partners, and any officer, director, employee or agent of any of them and their respective successors and assigns (individually, each a "Owner Indemnitee" and collectively, the "Owner Indemnitees") from all claims and causes of action accruing from and after the Closing Date under any Service Contract or Equipment Leases.

8.2  Indemnification Terms.

Each indemnification under this Agreement shall be subject to the following provisions: The indemnitee shall notify indemnitor of any such claim against indemnitee within 30 days after it has notice of such claim, but failure to notify indemnitor shall in no case prejudice the rights of indemnitee under this Agreement unless indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should indemnitor fail to discharge or undertake to defend indemnitee against such liability within thirty (30) days after the indemnitee gives the indemnitor written notice of the same, then indemnitee may settle such liability on such terms as it may deems appropriate in good faith, and such settlement shall not impair the indemnitor's liability.

8.3  Limitations of Liability.

(a) The aggregate liability of Owner for damages for a breach of its representations, warranties, indemnifications, covenants or other obligations under or relating to this Agreement (or any document executed or delivered in connection herewith) shall not exceed five percent (5%) of the Purchase Price.

(b) After Closing, except for any final closing pro-rations and other post-closing adjustments provided for in Section 7.6 and 7.7, neither party shall have any liability pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of that party under this Agreement (or any document executed or delivered in connection herewith) unless and until such liabilities, in the aggregate, exceed $50,000.

9.   Tests and Studies Contingency.

9.1  Study Period.

 (a) During the Study Period (and thereafter to the extent reasonably necessary), Buyer shall have the right, upon reasonable notice to Owner, at its own risk, cost and expense and at any date or dates during normal business hours prior to the Closing, to enter, or cause its agents or representatives to enter, upon the Property for the purpose of making surveys or other tests, test borings, inspections, investigations and/or studies of the Property, including air quality tests, asbestos, environmental, soil contamination and other tests; provided, however, (i) Owner shall have the right to have a representative present at all such inspections, and (ii) in no event shall any intrusive testing (such as test borings or the like) be undertaken without Owner's prior written approval of appropriate arrangements to mitigate disruption to tenants and to repair any damage. In addition, Buyer may conduct such architectural, environmental, economic and other studies of the Property as Buyer, in its sole and absolute discretion, may deem desirable. Regardless of whether Closing occurs, Buyer shall indemnify Owner against liability for any personal injury or property damage arising out of Buyer's, its agents', or its contractors' activities on the Property under this right of access, and Buyer shall restore the Property from any damage caused by such tests and studies. Buyer's indemnity and restoration obligations in this Section shall survive the Closing or earlier termination of this Agreement. Buyer shall have no liability for the consequence of discovery by Buyer of harmful or dangerous conditions present on, under or about the Property. Buyer shall have complete access to, and may photocopy, all documentation, agreements and other information about the Property in the possession of Owner or Owner's agents related to the Property (but not Engineering Reports or internal partnership or financial records of Owner), and Owner shall instruct its agents accordingly, but no such agent shall have any obligation or liability to Buyer.

(b) If, during the period ending at 5pm eastern time on August 31, 2000 (the "Study Period"), Buyer gives Owner written notification ("Study Termination Notice") that Buyer elects for any reason whatsoever not to consummate the acquisition of the Property pursuant to this Agreement, this Agreement shall terminate, Buyer shall receive the Deposit and neither party shall have any further right or liability to the other under this Agreement, except as provided in Section 9.1(a) or in Section 7.5. If Buyer does not give the Study Termination Notice on or before expiration of the Study Period, this Agreement shall remain in effect.

10.  Defaults.

10.1 Remedies on Buyer's Failure to Close.

(a) Buyer and Owner acknowledge that it would be extremely impracticable and difficult to ascertain the actual damages which would be suffered by Owner if Buyer fails to consummate the transactions contemplated herein for any reason other than the failure of any of the conditions to Buyer's obligations. Buyer and Owner have considered carefully the loss to Owner occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Owner incurred in connection with the preparation of this Agreement and Owner's performance hereunder, and the other damages, general and special, which Buyer and Owner realize and recognize Owner would sustain but which Owner cannot at this time calculate with absolute certainty. Based on all those considerations, Owner agrees that all damages to Owner would reasonably be expected to amount to the Deposit and Owner hereby waives all actual, consequential and other damages in excess of the Deposit.

(b) Accordingly, if Owner is not in material default hereunder and Buyer fails or refuses to consummate the transactions contemplated herein as and when required, then Escrow Agent shall pay the entire Deposit (not just the Anon-refundable portion) to Owner as full and complete liquidated damages. Upon proper payment of the Deposit to Owner, no party to this Agreement shall have any liability to any other party to this Agreement, other than under Sections 9.1(a) and 7.5, and this Agreement shall be terminated.

(c) The prevailing party in any litigation over entitlement to the Deposit shall be entitled to recover its reasonable attorneys' fees in such litigation.

10.2 Owner's Default.

If Buyer is not in material default and Owner fails to convey the Property to Buyer when, if, and in the condition required by this Agreement, Buyer shall as its sole remedy either (i) hold Owner in default and terminate this Agreement, in which case the Deposit shall be returned to Buyer free and clear of claims of Owner and Buyer may institute any action it determines necessary at law or equity to recover its actual damages which shall be limited to $1,500,000 or (ii) seek specific performance of this Agreement, together with Buyer's reasonable attorneys' fees, or (iii) as to breach of Owner's covenants with respect to the condition of, or title to, the Property, proceed to Closing and waive the breach except for a mutually acceptable reduction in the Purchase Price. "Actual damages" means Buyer's out-of-pocket costs and shall exclude incidental and consequential damages. In no event shall Buyer be entitled to any damages other than actual damages.

10.3 Grace Period.

Neither party shall be entitled to terminate this Agreement for the other party's default until the defaulting party has been given written notice of, and ten (10) days' opportunity to cure, the default; provided, however, that such grace period shall not cause an extension or other delay of the Closing Date.

11.  Miscellaneous.

11.1 Further Assurances.

Each party agrees that it will, at any time, prior to, at or after the Closing, duly execute and deliver to the other any additional conveyances, assignments, documents and instruments, and shall take or cause to be taken such further actions (including the making of filings), which the parties may reasonably agree are necessary to the proper consummation of the transactions contemplated herein; provided, however, neither party will be obliged to incur liability or obligations not contemplated herein.

11.2 Notices.

(a) If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duly authorized officer or agent.

(b) All notices, demands, requests or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be either hand delivered, sent by recognized overnight delivery service or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

 (i) If to Owner:
c/o Smith Realty Companies
2345 Crystal Drive, 11th Floor
Arlington, Virginia 22202
Attention: Mr. Gregory M. Weingast, Vice President

with a copy (which shall not constitute notice) to:

Smith Realty Companies
2345 Crystal Drive, 10th Floor
Arlington, Virginia 22202
Attention: Mr. Gerald R. Best, Assistant General Counsel

(ii) If to Buyer:

Home Properties of New York
850 Clinton Square
Rochester, NY  14604
Attention: Mr. John Smith, Head of Acquisitions

with a copy (which shall not constitute notice) to:

Home Properties of New York
850 Clinton Square
Rochester, NY  14604
Attention: Ms. Ann M. McCormick, Esquire

Any party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed or delivered in the manner described above, shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with the delivery or return receipt being deemed conclusive evidence of such delivery), or at such time as delivery is refused by the addressee upon presentation.

11.3 Severability.

If fulfillment of any provision of this Agreement, or performance of any transaction related hereto, at the time such fulfillment or performance shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate prospectively to invalidate this Agreement in whole or in part, then, if possible without substantially diminishing either party's rights hereunder, such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

11.4 Time of Essence.

Time is of the essence of this agreement.

11.5 Cumulative Remedies.

Except as otherwise provided in this Agreement, the rights, benefits, and remedies provided to Buyer by this Agreement, or any document executed pursuant to this Agreement, are cumulative, and shall not be exclusive of any other rights, remedies and benefits allowed to Buyer by this Agreement, at law or in equity. Any claim of Owner in the event the Closing does not occur shall be subject to the liquidated damages provisions of
Section 10.1.

11.6 Waiver.

Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder.

11.7 Successors and Assigns.

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

11.8 Assignment.

If Buyer so elects, Buyer may assign this Agreement to an entity in which Buyer has complete and effective management control (a "Subsidiary") which will assume Buyer's obigations hereunder but Buyer will not be relieved of any liability hereunder under an assignment agreement in form reasonably acceptable to Owner.
Otherwise, neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other.

11.9 Amendment.

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

11.10 Construction.

Each party hereto hereby acknowledges that all parties hereto participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

11.11 Entire Agreement.

This Agreement and the Exhibits attached hereto (which are incorporated herein by this reference) constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein, and this Agreement supersedes all prior oral or written agreements, commitments or understandings (including without limitation any letter of intent or term sheet with respect to the Property) with respect to the matters provided for herein. No representations or warranties have been made by Buyer or Owner except as specifically set forth in this Agreement, and in particular, no oral or written expression, or nonverbal conduct of a person intended by such person as a substitute for oral or written expression, will be attributed to Buyer or Owner as a warranty or representation, except as specifically set forth in this Agreement.

11.12 Pronouns.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

11.13 No Negotiations.

Except as otherwise required by law, so long as this Agreement is in full force and effect, Owner shall not (i) consider any offer from any other person or entity for the purchase or other acquisition, directly or indirectly, of the Property or any part thereof or interest therein, or
(ii) solicit any offer from any person or entity or enter into any negotiations with respect to any such purchase or other acquisition, directly or indirectly, of the Property or any part thereof or interest therein.

11.14 Headings.

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

11.15 Tax Free Exchange.

The Buyer shall reasonably cooperate with Owner, at Owner expense for any out of pocket expense (excluding attorneys' fees) incurred by Buyer at the request of the Owner, to structure the transactions contemplated by this Agreement as either a simultaneous or deferred 1031 tax free exchange of real estate.

11.16 Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed under the laws of the jurisdiction where the Land is located (but not including the choice of law rules thereof).

11.17 Waiver of Jury Trial.

Owner and Buyer each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

11.18 Counterparts.

To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

11.19 Confidentiality.

Until the Closing, the parties shall keep the existence and terms of this Agreement confidential except for disclosures that in Buyer's or Owner's reasonable opinion are required by law or reasonably necessary to the accomplishment of the transactions, including without limitation disclosures to tenants, lenders, engineers, consultants, and third parties involved in financing Buyer*s acquisition of the Property. If this Agreement is terminated prior to Closing, Buyer shall not disclose
(except to the extent Buyer, in its reasonable discretion, deems required by applicable law) information provided by Owner to Buyer in connection with this Agreement. Each party acknowledges that, after Closing, the other party may publicly disclose the material terms of this Agreement, and that prior to Closing, such party may publicly disclose information about this transaction to the extent that such party deems reasonably necessary to ensure legal compliance.

11.20  Financial Information.

Buyer has disclosed to Owner that audited financial statements pertaining to the Property for a minimum of one, and a maximum of three, prior calendar year(s) of operation, and the portion of the calendar year in which the Closing occurs, up to the Closing Date, will be required to be filed by Buyer with the Securities and Exchange Commission after the Closing. Accordingly, the Owner agrees to provide Buyer, and its accountant, with access to the books and records of the Owner pertaining to the Property after the Closing, upon reasonable advance notice, in order for Buyer's accountant to conduct the required audit, at the expense of Buyer. After the Closing, the Owner will provide, or cause to be provided to Buyer's accountant, a signed Representation Letter, in the form substantially attached as Exhibit C.

IN WITNESS WHEREOF, the undersigned have executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year specified below.

SIGNATURE PAGE
REAL ESTATE PURCHASE AGREEMENT
ORLEANS APARTMENTS
FAIRFAX COUNTY, VIRGINIA

SMITH PROPERTY HOLDING ORLEASN, L.L.C.

By:  Charles E. Smith Residential Realty, L.P.
     sole member

     By:  Charles E. Smith Reisdential Realty, Inc.,
          sole general partner

          By:  _______________________
          Name: ______________________
          Title: _____________________

HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership

By:  Home Properties of New York, Inc., a Maryland corporation

By:  ______________________
Name:  ____________________
Title: ____________________